5683 Hines Drive
Ann Arbor, Michigan 48108
www.tecumseh.com

FOR IMMEDIATE RELEASE
Exhibit 99.1

Tecumseh Products Company Announces it Amended its PNC Bank Credit Facility

ANN ARBOR, Mich. – December 17, 2013 –Tecumseh Products Company (Nasdaq: TECUA/TECUB), a leading global manufacturer of compressors and related products, announced today that it, along with certain of its subsidiaries, has entered into an amendment to its credit facility with PNC Bank, dated as of December 11, 2013, which (i) adds a term loan facility of up to $15,000,000, subject to collateral appraisals and margin value and other closing conditions, (ii) extends the facility to December 11, 2018, (iii) reduces the revolving facility from $45,000,000 to $34,000,000.

“Our previous outstanding revolving credit facility with PNC was maturing in early 2015. With the current low interest rates, we felt now was the correct time to renegotiate and add a term loan facility to our capital structure to lock in liquidity for the medium term,” said Janice Stipp, Executive Vice President, CFO and Treasurer. “We are very pleased to continue our relationship with PNC.”
Additional details on the Agreement can be found in our Form 8-K, filed on December 17, 2013.
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Contact: Janice Stipp
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com